Exhibit 99.1

Kelta, inc. Completes Acquisition

of Tii Network Technolgies, Inc.

EDGEWOOD, NEW YORK, July 31, 2012: Tii Network Technologies, Inc. (NASDAQ: TIII), a leader in designing, manufacturing and marketing network products for the communications industry, announced the completion today of its merger with an indirect wholly-owned subsidiary of Kelta, Inc., a privately-held manufacturer of products and components used in electrical and communications applications. The merger was approved by the stockholders of Tii at a special meeting held earlier today. As a result of the merger, Tii became a wholly-owned subsidiary of Kelta.

Brian J. Kelley, President and Chief Executive Officer of Tii, said “We are pleased to have completed the merger that we announced in May 2012. Not only does the merger provide a significant premium for Tii’s stockholders to the market at the time we announced the proposed merger, but Kelta’s financial strength, resources and capabilities will enable Tii to accelerate the development of new and innovative products for our customers. I would like to personally thank Tii’s employees for their efforts and commitment in the merger process.”

Parag Mehta, President of Kelta Inc., stated “Kelta has been the primary contract manufacturer for Tii for several years, providing quality products and services for Tii’s customers. We are committed to both meeting customers’ needs and expanding Tii’s product offerings to even better serve its customers.”

With the merger, Tii Network Technologies’ common stock ceased trading on the Nasdaq Capital Market at market close today and its shares will no longer be listed.

Tii stockholders will receive $2.15 per share in cash, without interest, for their shares. Broadridge Corporate Issuer Solutions, the paying agent for the merger, will be sending out a letter of transmittal and instructions to stockholders who hold certificates registered in their name in the next several days providing specific actions stockholders of record will need to take to surrender their shares for payment. Tii’s stockholders of record should wait until they receive the letter of transmittal before surrendering their share certificates. Stockholders who hold shares through a bank or broker will not have to take any action to have their shares converted into cash, since these conversions will be handled by the bank or broker.

OEM Capital served as financial advisor and Troutman Sanders LLP served as legal advisor to Tii. Edwards Wildman Palmer LLP served as legal advisor to Kelta.

About Tii Network Technologies, Inc.

Tii Network Technologies, Inc. headquartered in Edgewood, New York, designs, manufactures and sells products to service providers in the communications industry for use in their networks.  Tii’s products are typically found in the Telco Central Office, outdoors in the service providers’ distribution network, at the interface where the service providers’ network connects to the users’ network, and inside the users’ home or apartment, and are critical to the successful delivery of voice and broadband communication services. Additional information about the company can be found at www.tiinetworktechnologies.com.

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CONTACT:

Tii Network Technologies, Inc.

Parag Mehta, President

(631) 789-5000